Exhibit 99.1

AGREEMENT

Agreement made and entered into this 23rd day of December 2008 by and between MasterCard International Incorporated (“MasterCard”), a Delaware Corporation (the “Company”) and Alan Heuer (“Executive”).

This Agreement is entered into in order to memorialize the benefits due upon Executive’s Retirement from the Company in a manner that conforms with the requirements of the final regulations under Internal Revenue Code (“Code”) sections 409A and with Code section 162(m).

Executive’s retirement is a termination after attaining age 65 under Section 5.2.6 of Executive’s February 12, 2003, Employment Agreement. Executive’s retirement will be effective December 31, 2008 and Executive’s Employment Agreement will be terminated as of that date. Executive hereby agrees that, effective as of the close of business December 23, 2008, Executive resigns as Vice Chairman of the Company and shall not thereafter engage in any policy making or other duties as an officer on behalf of the Company.

As provided by Section 5.2.6 of your Employment Agreement, Executive will receive on Executive’s December 31, 2008, termination (i) base salary earned but not paid prior to the date of termination, (ii) a lump sum payment equal to 90 days base pay in lieu of notice pay, and (iii) payment for all accrued, but unused vacation time up to the date of termination.

Additionally, Executive will receive the annual incentive bonus payable for 2008 based upon the actual performance of the Company for the applicable performance period as determined by the Compensation Committee in accordance with the requirements of Code section 162(m) and payable in accordance with the regular bonus pay practices of the Company, but in no event later than March 15, 2009.

If you have outstanding business expenses, or if you incur business expenses after termination in connection with your cooperation with MasterCard, as described below, please submit them promptly. MasterCard will review timely submitted expense reports and pay those ordinary and necessary business expenses in accordance with its current business expense reimbursement policy and no later than the year following the year the expenses were incurred.

Any additional benefits will be paid to you in accordance with the terms of the applicable plan, program, arrangement, or award agreement.

Executive agrees to cooperate fully, completely and to the extent reasonably required by MasterCard both before and after termination in order to assure smooth transition of files and pending matters, including by assisting and advising MasterCard from time to time with respect to matters in which Executive was involved and had knowledge as a MasterCard employee. Further, Executive agrees to cooperate fully in conjunction with any claims, lawsuits or investigations by or against MasterCard and, to the extent permissible by law, Executive agrees not to testify against MasterCard in any judicial or administrative proceeding or arbitration.

Following Executive’s December 31, 2008, termination, Executive shall continue to be bound by the Supplemental Code of Conduct and Code of Conduct in effect at Executive’s termination, as well as with any previously executed agreements regarding confidentiality, trade secrets, inventions, restrictions on competition, solicitation, or other documents executed by Executive which create post-employment obligations, including Sections 6.2, 6.3, and 6.4 of Executive’s Employment Agreement.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective as of the date first written above.

MASTERCARD INTERNATIONAL INCORPORATED

/s/ Alan Heuer	By:	/s/ Robert W. Selander
Alan Heuer		Robert W. Selander
Chief Executive Officer